Exhibit 1.1
DEALER MANAGER AGREEMENT
February 2, 2011
Macquarie Capital (USA) Inc.
as Dealer Manager
125 West 55th Street
New York, New York 10019
Ladies and Gentlemen:
     MedQuist Holdings Inc., a Delaware corporation, (the “Company”), proposes to offer to exchange (such exchange offer, as it may from time to time be amended or supplemented, the “Exchange Offer”) shares of the Company’s common stock, par value $0.10 per share (the “Company Shares”) for any and all properly tendered and accepted shares of common stock (the “MedQuist Shares”) of MedQuist Inc., a New Jersey corporation. For each of the MedQuist Shares the Company accepts for exchange in accordance with the terms of the Exchange Offer, the Company will issue one Company Share. The Company has caused each of the Exchange Offer Materials (as defined below) to be used in connection with the Exchange Offer to be prepared and furnished to you on or prior to the date hereof.
     The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 (File No. 333-170003). Such registration statement, as amended, including the financial statements, exhibits and schedules thereto, in the form in which it is declared effective by the Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), including any information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430C under the Securities Act, is called the “Registration Statement.” Any registration statement filed by the Company pursuant to Rule 462(b) under the Securities Act is called the “Rule 462(b) Registration Statement,” and from and after the date and time of filing of the Rule 462(b) Registration Statement the term “Registration Statement” shall include the Rule 462(b) Registration Statement. “Prospectus” shall mean the prospectus included in the Registration Statement, except that if the final prospectus furnished to the Dealer Managers for use in connection with the Exchange Offer differs from the prospectus set forth in the Registration Statement (whether or not such prospectus is required to be filed pursuant to Rule 424(b) under the Act), the term “Prospectus” shall refer to the final prospectus furnished to the Dealer Managers for such use. “Commencement Date” shall mean the date that the letters of transmittal are first distributed to the holders of the MedQuist Shares. “Effective Date” shall mean the date the Registration Statement is declared effective under the Securities Act. “Exchange Date” shall mean the date on which the Company issues the Company Shares pursuant to the Exchange Offer. “Exchange Offer Materials” shall mean the Registration Statement, the Prospectus, the accompanying letters of transmittal, and all other documents filed or to be filed with any federal, state or local government or regulatory agency or authority in connection with the Exchange Offer, each as prepared or approved by the Company.
     As used herein, the terms “Registration Statement,” “Rule 462(b) Registration Statement,” “preliminary prospectus,” and “Prospectus” shall include the documents incorporated by reference therein. All references in this Agreement to amendments or supplements to the Registration Statement, the Rule 462(b) Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which is or is deemed to be incorporated by reference in the Registration Statement, the Rule 462(b) Registration Statement, any preliminary prospectus or the Prospectus, as the case may be
     The (i) execution or delivery of this Dealer Manager Agreement (this “Agreement”) by the Company, (ii) making of the Exchange Offer by the Company, as contemplated by the Exchange Offer Materials, (iii) performance by the Company of its obligations under this Agreement and (iv) the transactions contemplated hereby and thereby are referred to herein collectively as the “Transactions”.
     Section 1. Engagement.
(a)	Exclusivity. The Company hereby appoints you as the exclusive dealer manager (the “Dealer Manager”) in connection with the Transactions until the Exchange Offer expires and authorizes you to act on its behalf in accordance with this Agreement and the terms of the Exchange Offer Materials, which have been prepared by the Company. On the basis of the representations and warranties and agreements of the Company herein contained and subject to and in accordance with the terms and conditions hereof and of the Exchange Offer Materials, you hereby agree to act as Dealer Manager in connection with the Transactions, and in connection therewith, you shall solicit exchanges of MedQuist Shares using reasonable efforts to act in accordance with your customary practices and shall perform those services in connection with the Transactions that are customarily performed by investment banking firms in connection with an engagement as a Dealer Manager of exchange offers of a like nature, including, but not limited to, communicating generally regarding the Transactions with brokers, dealers, commercial banks and other persons, including the holders of MedQuist Shares (the “Holders”).

(b)	Use of the Exchange Offer Materials. You are authorized to use the Exchange Offer Materials and any such other exchange offering materials and information as the Company may prepare or approve (the “Other Materials”). You agree to furnish no written material to Holders in connection with the Transactions other than the Exchange Offer Materials and the Other Materials.

(c)	No Agency or Fiduciary Relationship with the Company. The Company acknowledges and agrees that you have been retained hereunder to act solely as Dealer Manager and authorizes you to act in such capacities in connection with the Transactions. Nothing herein shall be deemed to modify any obligations due to you under that certain fee letter, dated February 2, 2011 (the “Fee Letter”), between the Dealer Manager and the Company. In such capacity, you shall act hereunder as an independent contractor and shall not be deemed the agent or fiduciary of the Company or any of its affiliates, equity holders or creditors or of any other person, and all of your duties pursuant to this Agreement shall be owed solely to the Company. In soliciting the exchange of MedQuist Shares, no securities broker or dealer (other than yourself), commercial bank or trust company shall be deemed to act as your agent or agent of the Company, and you, as Dealer Manager, shall not be deemed the agent of any other securities broker or dealer or of any commercial bank or trust company. The Company has obtained its own tax, accounting and legal advisors and is not relying on you or your counsel for such matters.

(d)	Acceptance or Rejection of MedQuist Shares. The Company shall have sole authority for the acceptance or rejection of any and all MedQuist Shares in accordance with the terms of the Exchange Offer.

(e)	Communication with Other Parties. The Company authorizes you to communicate with MacKenzie Partners, Inc., in its capacity as the information agent (the “Information Agent”), and American Stock Transfer & Trust Company, LLC in its capacity as the exchange agent (the “Exchange Agent,” and together with the Information Agent, the “Agents”), retained by the Company with respect to matters relating to the Exchange Offer.

(f)	Limitation on Liability. Neither you nor any of your affiliates, partners, directors, officers, consultants, agents, employees or controlling persons (if any) shall have any liability to the Company or any other person for any losses, claims, damages, liabilities and expenses arising from any act or omission on the part of any securities broker or dealer (other than yourself, your affiliates, directors, agents, employees and controlling persons to the extent set forth below), commercial bank, trust company or any other person that solicits the exchange of MedQuist Shares, and neither you nor any such other persons or entities referred to above shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either your engagement or any matter referred to in this Agreement, except for any such losses, claims, damages, liabilities and expenses, which are determined, in a final judgment by a court of competent jurisdiction to have resulted directly from your or your affiliates’, directors’, officers’, agents’, employees’ and controlling persons’ gross negligence, willful misconduct or bad faith in performing the services that are the subject of this Agreement.
     Section 2. Covenants of the Company.
The Company covenants and agrees with you that:

(a)	Future Reports. The Company shall advise you, promptly after it receives notice thereof, of the time when any supplement or amendment to either the Registration Statement or Prospectus has been made (or is required to be made) or when any supplement to the Registration Statement or Prospectus or any amended Registration Statement or Prospectus has been prepared (or is required to be prepared) and furnish you with, at its expense, copies thereof. The Company will file promptly all reports required to be filed by the Company with the

Commission pursuant to Section 13 or 15 of the Exchange Act, subsequent to the Commencement Date and until the termination or closing of the Transactions.

(b)	Information for Holders. The Company will cause to be delivered to each Holder, as soon as practicable, a copy of the Exchange Offer Materials and any Other Materials. Thereafter, to the extent practicable and until the expiration and closing of the Transactions, the Company will use its commercially reasonable efforts to cause copies of such material to be mailed to each person who becomes a Holder.

(c)	Company is Responsible for the Preparation and Distribution of the Exchange Offer Materials. The Company agrees that the Exchange Offer Materials and any Other Materials have been or will be prepared and approved by, and are the sole responsibility of, the Company. You shall have no obligation to cause copies of the Exchange Offer Materials or any Other Materials to be transmitted generally to the Holders. The Company agrees to furnish you with copies, at its expense, of the Exchange Offer Materials and Other Materials in such quantities as you may reasonably request for use by you in connection with the Transactions. The Company will not amend or supplement the Exchange Offer Materials (including any documents incorporated by reference therein), or prepare or approve any Other Materials for use in connection with the Transactions, without your prior approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Agreement will prevent the Company from making any amendment to the Exchange Offer Materials or to any Other Materials that is, or may be, necessary so that neither the Exchange Offer Materials nor any of the Other Materials will contain an untrue statement of a material fact or omit to state a fact that is necessary in order to keep the statements that are made, in light of the circumstances under which they are made, not misleading, and so that the Exchange Offer will comply with all applicable laws, rules, and regulations; provided, however, that the Company will provide a copy of any such amendment to you in advance of the earlier of its filing or distribution.

(d)	Use of Dealer Manager’s Name or Likeness in Connection with the Exchange Offer. The Company agrees that, except as required by law, any reference to you in your capacity as Dealer Manager hereunder in the Exchange Offer Materials or any Other Materials, or in any newspaper announcement or press release or other document or communication, is subject to your prior written approval, which you may give or withhold in your sole discretion. If you resign prior to the dissemination of any such Exchange Offer Materials or any Other Materials, or any such newspaper announcement or press release or other document or communication, no reference shall be made therein to you, despite any prior written approval that you may have given therefor.

(e)	Right to Withdrawal. In the event that the Company (i) uses or permits the use of any Exchange Offer Materials or Other Materials in connection with the Exchange Offer or files any such material with the Commission or any other agency other than in as provided in this Agreement, (ii) the Company has breached in any material respect its representations, warranties, agreements or covenants herein or in the Fee Letter, or failed to perform in any material respect its obligations herein or in the Fee Letter, (iii) at any time during the period of the Transactions, a stop order suspending the effectiveness of the Registration Statement has been issued or a proceeding for that purpose shall have been instituted or shall be pending, or a request to the Company for additional information on the part of the Commission has not been satisfied to your reasonable satisfaction or there has been issued, at any time during the period of the Transactions, any temporary restraining order or injunction restraining or enjoining you from acting in your capacity as Dealer Manager hereunder and such temporary restraining order or injunction is then in effect and has not been stayed or vacated, or (iv) the Company has amended any material terms of the Transactions without your prior consent, which such consent shall not have been unreasonably withheld or delayed, then you shall be entitled to withdraw as Dealer Manager in connection with the Exchange Offer without any liability or penalty to you or any Indemnified Person (as hereinafter defined), and you shall remain entitled to the indemnification provided in Section 6 hereof.

(f)	Lists of Holders. The Company agrees to furnish to you, or to cause the Agents to furnish to you, in each case to the extent available, the names and addresses of, and amounts of MedQuist Shares held by, the Holders as of a recent date, and will use its reasonable efforts to advise you, or to cause the Agents to advise you, from day to day during the period of the Transactions as to any transfers of record of the MedQuist Shares and to update or provide such other information from time to time as requested by you during the term of this Agreement. You agree to use such information only in connection with the Transactions and not to furnish such information to any other person except in connection with the Transactions.

(g)	Daily Updates. The Company will arrange for the Agents to inform you during each business day during the Transactions as to the amounts of MedQuist Shares that have been tendered pursuant to the Exchange Offer, and, if available, the names and addresses of any Holder exchanging MedQuist Shares.

(h)	Preparation and Filing of Amendments and Supplements. If prior to the consummation or termination of the Exchange Offer, any event shall occur or condition shall exist as a result of which the Registration Statement and Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or would make it necessary to correct any material misstatement in any earlier communication with respect to the Exchange Offer, or, if for any other reason it will be necessary during such period to amend or supplement the Registration Statement or Prospectus or to file under the Exchange Act any document incorporated by reference in the Registration Statement and Prospectus in order to comply with the Exchange Act, the Company will notify you promptly of such event or reason and will prepare and file with the Commission an appropriate amendment or supplement to the Registration Statement and Prospectus so that the statements in the Registration Statement and Prospectus, as so amended or supplemented, will not, in the light of the circumstances when such event occurs or such condition exists, be misleading, or so that the Registration Statement and Prospectus will correct such statement or omission or effect such compliance in all material respects. The Company will advise you promptly if any information previously provided becomes inaccurate in any material respect.

(i)	Disclosure of Events Relating to the Exchange Offer. The Company shall advise you promptly of (i) the time when any post-effective amendment to the Registration Statement becomes effective, (ii) the occurrence of any event of which the Company is aware and which would reasonably be expected to cause the Company to withdraw, rescind, terminate or materially modify the Exchange Offer, (iii) any proposal or requirement to make, amend or supplement any filing required by the Securities Act in connection with the Exchange Offer or to make any filing in connection with the Exchange Offer pursuant to any other applicable law, rule or regulation, (iv) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning the Exchange Offer (and, if in writing, the Company will furnish you with a copy thereof), (v) the suspension of qualification of the Company Shares in any jurisdiction, (vi) any material developments in connection with the Exchange Offer which are known by the Company, including, without limitation, the commencement or threat of any lawsuit concerning the Exchange Offer and (vii) any other information relating to the Exchange Offer, the Exchange Offer Materials or this Agreement that you may from time to time reasonably request.

(j)	Approval for Listing and Trading. The Company will use reasonable best efforts to have the Shares approved for inclusion on The Nasdaq Global Market as of the Exchange Date, subject only to official notice of issuance.

(k)	Earnings Statements. As soon as practicable, but in any event no later than twelve months after the date of this Agreement, the Company will make generally available to its security holders and to the Dealer Manager an earnings statement (which need not be audited) covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.
     Section 3. Compensation and Expenses.
(a)	Fees. The Company will pay to you, as compensation for your services to the Company hereunder, the fee as set forth in the Fee Letter, as provided therein.

(b)	Reimbursement for Expenses. Whether or not any of the MedQuist Shares are exchanged pursuant to the Exchange Offer, the Company shall reimburse the Dealer Manager promptly upon its demand and receipt of invoices for all fees, costs and out-of-pocket expenses relating to or arising out of the Transactions, and the reasonable fees, costs and expenses of any other independent experts retained by you with the Company’s prior written consent in connection with their representation of you in connection herewith and with the Transactions, excluding the fees, costs and expenses of the Dealer Manager’s counsel (except for any fees and expenses of counsel relating to matters covered under Section 6 of this Agreement, the reimbursement of which shall be as set forth in such Section). The Company also agrees to pay all other fees, costs and expenses relating to or arising out of the Transactions, the performance of its obligations under this Agreement and the Transactions including, without limiting the generality of the foregoing, all costs and expenses (i) incurred by brokers and dealers (including yourselves), commercial banks, trust companies and nominees for their customary mailing and handling expenses incurred in forwarding the Exchange Offer Materials and any Other Materials to their customers, (ii) incident to the preparation, printing and delivery of the Registration Statement, the Prospectus and any other Exchange Offer Materials or Other Materials (including all exhibits, amendments and supplements thereto), (iii) in connection with the preparation and printing (including word processing and duplication costs) and delivery of all Exchange Offer Materials and any Other Materials (including this Agreement) including mailing and shipping, as herein provided and (iv) incident to the appointment of the Agents, including the fees and expenses of the Agents.
     Section 4. Certain Representations and Warranties by the Company.
     The Company represents and warrants to and agrees with you that as of the date hereof and the Commencement Date, during the period of the Transactions, and until the expiration and closing of the Transactions:
(a)	Filing of the Registration Statement and Prospectus. The Company has prepared and filed with the Commission a registration statement on Form S-4, including a related preliminary prospectus, for registration under the Securities Act of the offer of the Company Shares in connection with the Exchange Offer. Following the effectiveness of the Registration Statement, the Company will file with the Commission a final prospectus in accordance with Rule 424(b). As filed, such preliminary prospectus and final prospectus shall contain all information required by the Securities Act and the Exchange Act and the rules and regulations of the Commission thereunder.

(b)	Compliance with the Securities Laws. The Company represents and warrants that (i) the Registration Statement and any amendment thereto, as of the Commencement Date, the Effective Date and the Exchange Date, and the preliminary prospectus and any amendments and supplements thereto, as of its date, the Commencement Date and the Exchange Date, comply, and will comply, in all material respects with the Securities Act and the rules and regulations of the Commission thereunder and Regulation 14D and 14E of the Exchange Act, (ii) the Prospectus (together with any supplement and amendment thereto), as of the date it is first filed in accordance with Rule 424(b) under the Securities Act (if it is so filed) and the Exchange Date, will comply in all material respects with the Securities Act and the rules and regulations of the Commission thereunder and Regulations 14D and 14E of the Exchange Act, (iii) the Registration Statement and any amendment thereto as of the Commencement Date, the Effective Date and the Exchange Date, did not contain, and will not contain, any untrue statement of a material fact and did not omit, and will not omit, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the preliminary prospectus as of its date did not contain any untrue statement of a material fact and did not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (v) the Prospectus (together with any supplement or amendment thereto), as of the date it is first filed in accordance with Rule 424(b) (if required) and the Exchange Date, will not contain any untrue statement of a material fact and will not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The Transactions will comply in all material respects with the Securities Act, the Exchange Act, including Regulations 14D and 14E of the Exchange Act, and all other applicable requirements of applicable U.S. federal, state and local law, including, without limitation, any applicable regulations of the Commission and any other U.S. and regulatory or governmental authority. The Company will file with the Commission pursuant to Regulations 14D and 14E of the Exchange Act (or Rule 425 under the Securities Act) or otherwise all written communications made by the Company or any affiliate of the Company in connection with or relating to the Exchange Offer that are required to be filed with the Commission, in each case on the date of their first use.

(c)	Documents Incorporated by Reference. The documents incorporated by reference or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied in all material respects with the requirements of the Exchange Act and the Securities Act.

(d)	No Material Omissions. Each of the Exchange Offer Materials and Other Materials, including any amendments or supplements thereto and including documents incorporated by reference in the Registration Statement or Prospectus, prior to the expiration and closing of the Exchange Offer, (i) will (if amended or supplemented, as amended or supplemented) conform in all material respects to the requirements of the Securities Act and the Exchange Act, as applicable and (ii) do not and (if amended or supplemented, as amended or supplemented) will not, prior to the expiration and closing of the Exchange Offer, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, in light of the circumstances under which they are made.

(e)	Fair and Accurate Summaries. The information in the Registration Statement and Prospectus under the captions “Description of Our Capital Stock” (as such description may be modified by any document incorporated by reference into the Registration Statement and Prospectus after the date hereof, with respect to changes in the amended and restated certificate of incorporation after the date hereof), “The Exchange Offer,” “Comparison of Rights of Holders of Our Common Stock and MedQuist Inc. Common Stock” and “Material United States Federal Income Tax Consequences,” to the extent that it constitutes summaries of legal matters or documents referred to therein, fairly and accurately summarizes the matters referred to therein in all material respects.

(f)	This Agreement. The Company has full power and authority to take and has duly taken all action necessary under its governing instruments to authorize the execution, delivery and performance, as the case may be, of each of the Transactions. This Agreement has been duly executed and delivered on behalf of the Company.

(g)	No Material Adverse Change. Except as otherwise disclosed in the Registration Statement and the Prospectus, subsequent to date of the latest financial statement of the Company included in the Registration Statement: (i) there has been no material adverse change, financial or otherwise, or in the business or operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(h)	Independent Accountants. Each of KPMG LLP, Grant Thornton, India and Ernst & Young LLP, who have expressed their respective opinions with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) filed with the Commission as a part of the Registration Statement and included in the Prospectus, are (i) independent public or certified public accountants as required by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X and (iii) a registered public accounting firm as defined by the Public Company Accounting Oversight Board (the “PCAOB”) whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

(i)	Preparation of Financial Statements. The financial statements filed with the Commission as a part of the Registration Statement and included in the Prospectus present fairly the consolidated financial position of the Company, MedQuist Inc. and Spheris Inc., as applicable, and their respective subsidiaries, as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements and no supporting schedules are required to be included in the Registration Statement or the Prospectus. The historical financial data set forth in the Registration Statement and the Prospectus under the captions “Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Data,” “Selected Consolidated Financial and Other Data” and “Capitalization” fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained in the Registration Statement and the Prospectus. The pro forma consolidated financial statements of the Company and its subsidiaries and the related notes thereto included under the caption “Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Data” and elsewhere in the Prospectus and in the Registration Statement present fairly in all material respects the information contained therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been presented in all material respects on the bases described therein, and the assumptions used in the preparation thereof are reasonable, and the adjustments used therein have been property applied to the historical amounts to give effect to the transactions and circumstances referred to therein.

(j)	Company’s Accounting System. The Company and its subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its subsidiaries are not aware of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(k)	Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business as described in the Prospectus and, in the case of the Company, to enter into and perform its obligations under this Agreement. Each of the Company and each subsidiary is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or have would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All of the issued and outstanding capital stock or other equity or ownership interests of each subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, except as set forth in the Registration Statement and the Prospectus, are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than (i) the subsidiaries listed in Exhibit 21 to the Registration Statement and (ii) such other entities omitted from Exhibit 21 which, when such omitted entities are considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X.

(l)	Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus under the caption “Capitalization” (other than for subsequent issuances, if any, pursuant to employee benefit plans described in the Prospectus or upon the exercise of outstanding options or warrants described in the Prospectus). The Company Shares conform in all material respects to the description thereof contained in the Prospectus. All of the issued and outstanding common shares (including common shares owned by selling stockholders as of the date hereof) have been duly authorized and validly issued, are fully paid and nonassessable. The Shares to be issued in the Private Exchange (as defined in the Registration Statement and the Prospectus) have been duly authorized and, upon the consummation of the Private Exchange, will be validly issued, fully paid and nonassessable. None of the outstanding common shares were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in the Registration Statement and the Prospectus.

(m)	Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws, partnership agreement or operating agreement or similar organizational document, as applicable, or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them is bound (including, without limitation, any credit agreement, indenture, pledge agreement, security agreement or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness of the Company or any of its subsidiaries ), or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. The Company’s execution, delivery and performance of this Agreement, consummation of the transactions contemplated hereby and by the Prospectus (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws, partnership agreement or operating agreement or similar organizational document of the Company or any subsidiary, as applicable, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary, except, in the case of clauses (ii) and (iii), for any such conflict, breach or violation that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the Prospectus, except such as have been obtained or made by the Company and are in full force and effect under the Securities Act, applicable state securities or blue sky laws and from the Financial Regulatory Authority (“FINRA”). As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(n)	No Material Actions or Proceedings. Except as otherwise disclosed in the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which have as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to discrimination matters, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company, such subsidiary or such officer or director, (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by the Agreement or (C) any such action, suit or proceeding is or would materially and adversely affect the Company’s ability to perform its obligations in the context of the Exchange Offer. Except as otherwise disclosed in the Prospectus, no material labor dispute with the employees of the Company or any of its subsidiaries, or, to the Company’s knowledge, with the non-employee contract workers of the Company, exists or, to the best of the Company’s knowledge, is threatened or imminent.

(o)	Intellectual Property Rights. Except as would not reasonably be expected to result in a Material Adverse Change, (i) the Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and (ii) neither the Company nor any of its subsidiaries has received any notice, or has any reasonable basis to believe that it is likely to receive notice, of infringement or conflict with asserted Intellectual Property Rights of others; and (iii) none of the technology employed by the Company or any of its subsidiaries has been obtained or is being used by the Company or any of its subsidiaries in violation of any contractual obligation binding on the Company or any of its subsidiaries or, to the Company’s knowledge, any of its or its subsidiaries’ officers, directors or employees or, to the Company’s knowledge, otherwise in violation of the rights of any persons.

(p)	All Necessary Permits, etc. The Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where such failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and neither the Company nor any subsidiary has received, or has any reason to believe that it will receive, any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit.

(q)	Title to Properties. The Company and each of its subsidiaries has good and marketable title to all of the real and personal property and other assets reflected as owned in the financial statements referred to in Section 4(i) above (or elsewhere in the Prospectus), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, adverse claims and other defects, that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, result in a Material Adverse Change. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary or would not reasonably be expected to result in a Material Adverse Change.

(r)	Tax Law Compliance. The Company and its consolidated subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns or have property requested extensions thereof and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as are being contested in good faith or as would not reasonably be expected to result in a Material Adverse Change. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 4(i) above in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its consolidated subsidiaries has not been finally determined.

(s)	Company Not an “Investment Company.” The Company is not, and will not be, after giving effect to the Exchange Offer, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(t)	Insurance. Each of the Company and its subsidiaries are insured with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses, issued by insurers of recognized financial responsibility. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.

(u)	No Price Stabilization or Manipulation; Compliance with Regulation M. The Company has not taken, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Shares or any other “reference security” (as defined in Rule 100 of Regulation M under the Exchange Act (“Regulation M”)) whether to facilitate the sale or resale of the Offered Shares or otherwise, and has taken no action which would directly or indirectly violate Regulation M. The Company acknowledges that the Dealer Manager may engage in passive market making transactions in the Shares on The NASDAQ Global Market in accordance with Regulation M

(v)	Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any of its subsidiaries or any other person required to be described in the Registration Statement and the Prospectus which have not been described as required.

(w)	Statistical and Market-Related Data. The statistical, demographic and market-related data included in the Registration Statement and the Prospectus and the

documents incorporated by reference therein are based on or derived from sources that the Company believes to be reliable and accurate or represent the Company’s good faith estimates that are made on the basis of data derived from such sources.

(x)	No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries nor, to the best of the Company’s knowledge, any employee or agent of the Company or any subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the Registration Statement and the Prospectus.

(y)	Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) in the case of Medquist Inc., have been evaluated by management of Medquist for effectiveness as of the end of Medquist Inc.’s most recent fiscal quarter for which it has filed an Exchange Act Report; and (iii) are effective in all material respects to perform the functions for which they were established.

(z)	Compliance with Environmental Laws. Except as described in the Registration Statement and the Prospectus and except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Change, (i) neither the Company nor any of its subsidiaries is in violation of any applicable federal, state, local or foreign statute, law, rule, regulation, ordinance, code, or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health (as it relates to exposure to harmful substances), the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of pollutants, contaminants, toxic substances or wastes, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, notices of noncompliance or violation, investigation or proceedings pursuant to any Environmental Law against the Company or any of its subsidiaries and (iv) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against the Company or any of its subsidiaries relating to the release of threatened release of Hazardous Materials or pursuant to any Environmental Laws.

(aa)	ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all respects with ERISA, except for non-compliance that could not reasonably be expected to result in material liability to the Company or its subsidiaries taken as a whole. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such subsidiary is a member. No “reportable event” (as defined under Section 4043(c) of ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that either has resulted or could reasonably be expected to result in material liability to the Company or its subsidiaries, taken as a whole. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under Section 4001(a)(18) of ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the “employee benefit plan” satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in the revocation of such letter.

(bb)	Brokers. Except as described in the Registration Statement and the Prospectus, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement

(cc)	No Outstanding Loans or Other Extensions of Credit. Neither the Company nor any of its subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer (or equivalent thereof) of the

Company and/or such subsidiary except for such extensions of credit as are expressly permitted by the Exchange Act.

(dd)	Compliance with Laws. The Company has not been advised, and has no reason to believe, that it and each of its subsidiaries are not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business (including, without limitation, any applicable Indian law limiting foreign ownership of the Company’s Indian subsidiaries), except where failure to be so in compliance would not reasonably be expected to result in a Material Adverse Change.

(ee)	Compliance with Indian Laws and Regulations. Except as would not reasonably be expected to result in a Material Adverse Change, neither the Company nor any of its subsidiaries is in violation of any condition or requirement stipulated by (A) any Indian laws and regulations relating to tax holidays, preferential tax treatment or other tax benefits under the Indian Income Tax Act of 1961, the Indian Tax Act and the Special Economic Zones Act of 2005. Neither the Company nor any of its subsidiaries has received any notice of proceedings or investigations relating to the revocation or modification of any tax holidays, preferential tax treatment or other tax benefits currently in place with respect to the Company’s operations in India. All information supplied by the Company and its subsidiaries with respect to the applications or registrations relating to such tax holidays, preferential tax treatment or other tax benefits was true, correct and complete in all material respects when supplied to the appropriate authorities.

(ff)	Compliance with Medicare and Medicaid Laws. Except as would not reasonably be expected to result in a Material Adverse Change, neither the Company nor its subsidiaries, nor, to the knowledge of the Company, any officer, director, stockholder or employee of the Company or any of its subsidiaries, has engaged, directly or indirectly, in (i) any activities that are prohibited under Medicare and Medicaid statutes or any regulations promulgated pursuant to such statutes, or (ii) any activities that are prohibited under related state or local statutes or regulations, including the following: (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in connection with the receipt of or claim for any benefit or payment under the Medicare or Medicaid program or from any other third-party payor; or (B) knowingly and willfully offering, paying, soliciting or receiving any remuneration, in cash or in kind in return for (1) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or any other third-party payor, or (2) purchasing, leasing or ordering or arranging for, or recommending the purchasing, leasing or ordering of, any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or any other third-party payor.

(gg)	Compliance with HIPAA. Except as would not reasonably be expected to result in a Material Adverse Change, to the extent that and for so long as (i) the Company or any of its subsidiaries is a “covered entity” as defined in 45 C.F.R. Section 160.103, (ii) the Company, its subsidiaries and/or their respective business and operations are subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 and 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 and 164 (the “Privacy and Security Rules”), and/or (iii) the Company or any of its subsidiaries sponsors any “group health plans” as defined in 45 C.F.R. Section 160.103, the Company or any of its subsidiaries has: (x) completed, or will complete on or before any applicable compliance date, surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all areas of its business and operations subject to HIPAA and/or that could be materially and adversely affected by the failure of the Company or any of its subsidiaries to be HIPAA Compliant (as defined below) to the extent these Assessments are appropriate or required for the Company or any of its subsidiaries to be HIPAA Compliant; (y) developed, or will develop on or before any applicable compliance date, a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) implemented, or will implement on or before any applicable compliance date, those provisions of its HIPAA Compliance Plan necessary to ensure that the Company or any of its subsidiaries is HIPAA Compliant. For purposes of this Agreement, “HIPAA Compliant” shall mean that the Company or any of its subsidiaries (1) is, or on or before any applicable compliance date will be, in compliance in all respects with any and all of the applicable requirements of HIPAA, including all requirements of the Transactions Rule and the Privacy and Security Rules and (2) is not subject to, and could not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process.

(hh)	Dividend Restrictions. Except as provided in the Registration Statement and the Prospectus, no subsidiary is prohibited or restricted, directly or indirectly, from paying dividends to the Company, or from making any other distribution with respect to such subsidiary’s equity securities or from repaying to the Company or any other subsidiary of the Company any amounts that may from time to time become due under any loans or advances to such subsidiary from the Company or from transferring any property or assets to the Company or to any other subsidiary.

(ii)	Foreign Corrupt Practices Act. Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and its subsidiaries and, to the best knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(jj)	Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(kk)	OFAC. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
     Section 5. Conditions of Obligation.
Your obligation to act as Dealer Manager hereunder will at all times be subject, in your discretion, to the conditions that:
(a)	Bring-Down of Representations and Warranties. All representations, warranties and other statements of the Company contained herein are, as of the date of this Agreement, and, at all times prior to the expiration and closing of the Exchange Offer, true and correct, as if made at such times.

(b)	Compliance with Covenants. The Company at all times during the Transactions will have performed, in all respects, all of its covenants, agreements and other obligations required to be performed under this Agreement.

(c)	Effectiveness of Registration Statement. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and, to the knowledge of the Company, no proceedings for such purposes shall be pending before or threatened by the Commission.

(d)	Effectiveness of Registration Statement. It shall not have become unlawful under any law, rule or regulation, Federal, state or local, for you to render services pursuant to this Agreement, or to continue so to act, as the case may be.

(e)	10b-5 Statements. The Company shall have caused to be delivered to you a signed 10b-5 statement of Simpson, Thacher and Bartlett LLP, counsel for the Company, (i) on the Commencement Date, dated the date of delivery thereof, and (ii) on the Exchange Date, dated the date of delivery thereof, which statement shall be substantially in the form set forth in Exhibit A1 and Exhibit A2..

(f)	US Opinion. The Company shall have caused to be delivered to you a signed opinion of Simpson, Thacher and Bartlett LLP, US counsel for the Company, (i) on the Commencement Date, dated the date of delivery thereof, which opinion shall be substantially in the form set forth in Exhibit B1 hereto, and (ii) on the Exchange Date, dated the date of delivery thereof, which opinion shall be substantially in the form set forth in Exhibit C1 hereto.

(g)	New Jersey Opinion. The Company shall have caused to be delivered to you a signed opinion of Lowenstein Sandler PC, (i) on the Commencement Date, dated the date of delivery thereof, which opinion shall be substantially in the form set forth in Exhibit B2 hereto, and (ii) on the Exchange Date, dated the date of delivery thereof, which opinion shall be substantially in the form set forth in Exhibit C2 hereto.

(h)	MedQuist General Counsel Opinion. The Company shall have caused to be delivered to you a signed opinion of Mark Sullivan, General Counsel of Medquist, Inc., (i) on the Commencement Date, dated the date of delivery thereof, which opinion shall be substantially in the form set forth in Exhibit B2 hereto, and (ii) on the Exchange Date, dated the date of delivery thereof, which opinion shall be substantially in the form set forth in Exhibit C2 hereto.

(i)	Indian Opinion. The Company shall have caused to be delivered to you a signed opinion of AZB Partners, Indian counsel for the Company, (i) on the Commencement Date, dated the date of delivery thereof, which opinion shall be substantially in the form set forth in Exhibit B3 hereto, and (ii) on the Exchange Date, dated the date of delivery thereof, which opinion shall be substantially in the form set forth in Exhibit C3 hereto

(j)	Officers’ Certificates. The Company will have furnished or caused to be furnished to you, on each of the Commencement Date and the Exchange Date, a certificate of the Chief Executive Officer or Chief Financial Officer of the Company as to the matters set forth in subsections (a) and (b) of this Section, including, in the case of subsection (a), at and as of such dates (as if made on such dates).

(k)	Comfort Letters. The Company shall have caused to be delivered to you from each of KPMG LLP, Grant Thornton, India and Ernst & Young LLP, independent public or certified public accountants for the Company, (i) a signed letter, in form and substance satisfactory to the Dealer Manager, containing statements and information of the type ordinarily included in accountant’s “comfort letters” to underwriters, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), with respect to the audited and unaudited financial statements and certain financial information contained in the Registration Statement and the Prospectus on the Commencement Date and (ii) a signed letter, in form and substance satisfactory to the Dealer Manager, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to the previous subsection (i) on the Exchange Date.

(l)	Additional Documents and Certificates. Your counsel shall have been furnished with an incumbency certificate and secretary’s certificate containing customary certifications.
     Section 6. Indemnification.
(a)	Indemnification of the Dealer Manager. The Company agrees: (i) to indemnify and hold you and any officer, director, partner, stockholder, employee or agent (including, for the purposes of this Section 6, any broker-dealer acting on your behalf and at your request in connection with the Exchange Offer) of you or any of your affiliated companies and any entity or person controlling (within the meaning of Section 20(a) of the Exchange Act) you, including any affiliated companies (collectively, the “Indemnified Persons”) harmless against any losses, damages, liabilities or claims (or actions in respect thereof) to which you may become subject, under the Securities Act, Exchange Act, other federal or state statutory law or regulation or at common law or otherwise, insofar as such losses, claims, damages or liabilities to which you may become subject (A) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Exchange Offer Materials or any Other Materials, including the Registration Statement and Prospectus, or any of the documents incorporated by reference therein, or in any amendment or supplement to any of the foregoing, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, (B) arise out of or are based upon any breach by the Company of any representations or warranties or failure by the Company to comply with any of its obligations, covenants or agreements contained herein, (C) arise out of any actions taken or omitted to be taken by an Indemnified Person pursuant to this Agreement or with the consent of the Company or in conformity with actions taken or omitted to be taken by the Company or (D) arise out of or are based upon a withdrawal, rescission, termination or modification of or a failure to make or consummate any of the Transactions; and (ii) to indemnify and hold you harmless against any and all other losses, damages, liabilities or claims (or actions in respect thereof) that otherwise arise out of or are based upon or asserted against you by any person, including, but not limited to, stockholders of the Company, in connection with or as a result of your acting as Dealer Manager in connection with the Exchange Offer or that arise in connection with any other matter referred to in this

Agreement, except to the extent any such losses, damages, liabilities or claims referred to in this clause have been finally judicially determined to have resulted from your gross negligence, bad faith or willful misconduct in performing this Agreement. The Company also agrees that neither you nor any of your affiliates, nor any partners, directors, officers, consultants, agents, employees or controlling persons (if any), as the case may be, of you or any such affiliates, shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with any matter referred to in this Agreement except to the extent that any loss, damage, expense, liability or claim incurred by the Company results from your gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement or the Fee Letter.

(b)	Notification. Promptly after receipt by you of notice of your involvement in any action, proceeding or investigation, you shall, if a claim in respect thereof is to be made against the Company under subsection (a) of this Section 6, notify the Company in writing of such involvement, but the failure to so notify the Company shall not relieve it from any liability which it may otherwise have to you under subsection (a) of this Section 6 except to the extent that the Company suffers actual prejudice as a result of such failure, and in no such event shall such failure relieve the Company from any obligation to provide reimbursement and contribution to you.

(c)	Contribution. If for any reason the indemnification provided for in subsection (a) of this Section 6 is unavailable or insufficient to hold you harmless, then the Company shall contribute to the amount paid or payable by you as a result of such loss, damage, expense, liability or claim (or action in respect thereof) referred to therein in such proportion as is appropriate to reflect the relative benefits of the Company and its stockholders on the one hand and you on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Company and you with respect to such loss, damage, expense, liability or claim (or action in respect thereof) and any other relevant equitable considerations, provided that you shall not be obligated to contribute an amount in excess of the fees actually received by you pursuant to Section 3(a) of this Agreement. The relative benefits of the Company and its stockholders on the one hand and you on the other hand in the matters contemplated by this Agreement shall be deemed to be in the same proportion that the maximum aggregate value of the consideration proposed to be paid by the Company to exchange MedQuist Shares pursuant to the Exchange Offer bears to the maximum aggregate fee proposed to be paid to you pursuant to Section 3(a) of this Agreement as a result of such exchange of MedQuist Shares. The relative fault of the Company on the one hand and you on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by, or relating to, the Company and its affiliates or you and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and you agree that it would not be just and equitable if contribution pursuant to this subsection (c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this subsection (c). The foregoing rights to indemnity and contribution shall be in addition to any other right which you and the other Indemnified Persons may have against the Company at common law or otherwise.

(d)	Reimbursement. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in this Section 6 shall include any legal or other expenses as reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim (including appearing as a witness); provided, however, that in case any action, proceeding or investigation shall be brought against or otherwise involve you that is also brought against the Company, the Company shall be entitled to assume the defense of any such action, proceeding or investigation with counsel (including local counsels) reasonably satisfactory to you. Upon assumption by the Company of the defense of such action, proceeding or investigation, you shall have the right to participate in such action, proceeding or investigation and to retain your own counsel (including local counsels), but the Company shall not be liable to you under this subsection for any legal fees and expenses of other counsel (including local counsels) subsequently incurred by you in connection with the defense thereof unless (i) the Company has agreed to pay such fees and expenses, (ii) the Company shall have failed to employ counsel (including local counsels) reasonably satisfactory to you in a timely manner, (iii) counsel to the Indemnified Person shall have reasonably concluded that there are legal defenses reasonably likely to be available to it that are different from or in addition to those available to the indemnifying person or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them.

(e)	Application to Affiliates and Related Parties. The reimbursement, indemnity and contribution obligations of the Company under this Section 6 shall be in addition to any liability that the Company may otherwise have at common law or otherwise, shall extend upon the same terms and conditions to your affiliates and the partners, directors, officers, consultants, agents, employees and controlling persons (if any), as the case may be, of you and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, you, any such affiliate and any such other person referred to above. If upon succession or assignment, the obligations of the Company set forth in this Section 6 are not assumed by operation of law or by contract by a party or parties satisfactory to you, the Company agrees to arrange alternative means of providing for such obligations, including providing insurance or creating an escrow, in each case in an amount and upon terms and conditions satisfactory to you.

(f)	No Settlement without Unconditional Release. The Company agrees that, without your prior written consent, it will not settle, compromise or consent to the entry of any judgment in or with respect to any pending or threatened claim, action, investigation or proceeding in respect of which indemnification or contribution could be sought under this Section 6 (whether or not you or any other Indemnified Person is an actual or potential party to such claim, action, investigation or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, investigation or proceeding.
     Section 7. Termination; Survival.
(a)	Termination. This Agreement may be terminated by the Dealer Manager at any time upon notice to the Company if any of the conditions specified in Section 5 hereof shall not have been fulfilled at the time they are required to be fulfilled under such Section 5. This Agreement shall terminate automatically upon the expiration, termination or withdrawal of the Exchange Offer, or upon the Dealer Manager’s withdrawal pursuant to Section 2(e). This Agreement may be terminated by the Company at any time upon notice to the Dealer Manager if (i) the Company has terminated or withdrawn the Exchange Offer or (ii) it shall have expired, without consummation thereof.

(b)	Survival. The agreements and indemnities contained in Sections 3, 6, 8 and this Section 7 and the representations and warranties of the Company set forth in Section 4 hereof shall survive any termination of this Agreement, any completion of the engagement provided by this Agreement, any investigation made by or on behalf of you, any of your officers or partners or any person controlling you, any amendment, termination or expiration and closing of the Transactions and any exchange of MedQuist Shares, whether pursuant to any Transaction or otherwise and shall inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, you and the Indemnified Persons. For the avoidance of doubt, the obligations due to you under the Fee Letter shall survive termination of this Agreement.
     Section 8. Miscellaneous.
(a)	No Assignment. This Agreement is made solely for the benefit of you, the Company and any partner, director, officer, agent, employee, affiliate or controlling person referred to in Section 6 hereof, and their respective successors, assigns, heirs and legal representatives, and no other person will acquire or have any right under or by virtue of this Agreement.

(b)	Partial Unenforceability. In the event that any provision hereof will be determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision hereof, which will remain in full force and effect.

(c)	Notice. Except as otherwise expressly provided in this Agreement, whenever notice is required by the provisions of this Agreement to be given to: (i) the Company, such notice will be in writing addressed to the Company at its address set forth in the Registration Statement, Attention: Chief Financial Officer; and (ii) you, such notice will be in writing addressed to you, at Macquarie Capital (USA) Inc., 125 West 55th Street New York, New York 10019

(d)	Entire Agreement. This Agreement and the Fee Letter contain the entire understanding of the parties with respect to your acting as Dealer Manager of the Exchange Offer to the Company, superseding all other prior agreements, understandings and negotiations with respect to such activities by you. This Agreement may be executed in any number of separate counterparts, each of which will be an original, but all such counterparts will together constitute one and the same agreement. Facsimile signatures on counterparts of this Agreement are authorized, and will have the same effect as though the facsimile signatures were original executions, and this Agreement will be deemed executed by a party when a signature page, or facsimile of a signature page, executed by that party is transmitted to each of the other parties or as they have directed.

(e)	Governing Law. The validity and interpretation of this agreement shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed in that state without regard to conflicts of law principles thereof.

(f)	Consent to Jurisdiction. Each party hereto consents specifically to the exclusive jurisdiction of the federal courts of the United States sitting in the Southern District of New York, or if such federal court declines to exercise jurisdiction over any action filed pursuant to this agreement, the courts of the State of New York sitting in the County of New York, and any court to which an appeal may be taken in connection with any action filed pursuant to this Agreement, for the purposes of all legal proceedings arising out of or relating to this agreement and the parties agree not to commence any action, suit or proceeding relating hereto except in such courts. In connection with the foregoing consent, each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the court’s exercise of personal jurisdiction over each party to this agreement or the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(g)	Service of Process. The Company irrevocably appoints CT Corporation, 111 Eighth Avenue New York, NY 10011, United States of America, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the Borough of Manhattan in the City of New York arising out of or in connection with this Agreement.

(h)	Waiver of Jury Trial. Each party hereby agrees on its own behalf and, to the extent permitted by applicable law, on behalf of their respective security holders, to waive any right to a trial by jury with respect to any claim, counterclaim or action arising out of or in connection with this agreement or the transaction contemplated hereby.

(i)	“Business Day.” Time will be of the essence of this Agreement. As used herein, the term “business day” will mean any day when the Commission’s office in New York, N.Y. is open for business.

Please sign and return to us a duplicate of this letter, whereupon it will become a binding agreement.

Very truly yours, MEDQUIST HOLDINGS INC.
By:
Name: Title:
Signature Page — Dealer Manager Agreement

MACQUARIE CAPITAL (USA) INC.

By:
Name:
Title:

By:
Name:
Title:
Signature Page — Dealer Manager Agreement

Exhibit A1/A2
[Form of Negative Assurance Letter]

A-1

Exhibit B1/B2/B3
[Form of Commencement Opinions]

A-2

Exhibit C1/C2/C3
[Form of Exchange Date Opinions]